EXHIBIT 10.3
SECOND AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT
THIS SECOND AMENDMENT TO DISTRIBUTION SERVICES AGREEMENT (“Amendment”) is entered into as of September 29, 2006, by and between Connetics Corporation (“Connetics”) and Cardinal Health, Inc. (“Cardinal”). Connetics and Cardinal entered into that certain Distribution Services Agreement dated December 1, 2004 (“Original Agreement”), as amended by that certain Amendment to Distribution Services Agreement dated as of December 22, 2005 (“First Amendment”; the Original Agreement together with the First Amendment shall hereinafter be collectively referred to as the “Agreement”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Agreement.
AGREEMENT
1.	The following definitions in Article 1 of the Agreement are hereby deleted and replaced in their entirety as follows:
Commitment Period. “Commitment Period” means January 1, 2006 through December 31, 2006, unless this Agreement is terminated earlier under the provisions of Article 4.
Term. “Term” means the date first written above, through and including December 31, 2006, unless this Agreement is terminated earlier under the provisions of Article 4.
2.	Section 2.3.1 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.1 Inventory Levels. During the Term of this Agreement, Cardinal will use its best efforts to maintain an inventory level of ** inventory level shall be referred to herein as the “SKU Inventory Level”). The SKU Inventory Level shall be based on EDI 852 data and shall be calculated by including Product in the NLC, in transit and in any forward distribution center or other location or facility where Product is stored or warehoused. If at any time the inventory level of a particular SKU falls below **, the Parties shall use best efforts to work together to maintain the inventory level for such SKU at the SKU Inventory Level. Connetics will not penalize Cardinal for inventory above this ** level as long as Cardinal is making its best efforts to bring inventory levels in line with this agreement.
3.	Section 2.3.2 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.2 Purchase Limits. Connetics agrees to ship any Cardinal purchase order in full with respect to any SKU of Product provided the purchase order is consistent with the SKU Inventory Level. Connetics has the right to question any purchase order that exceeds Cardinal’s Average Weekly Movement or that is not consistent with the SKU Inventory Level. Connetics has the right to cancel any quantities for which Cardinal is not able to provide reasonable justifications and/or explanations.
4.	Section 2.3.3 of the Agreement is hereby deleted and replaced in its entirety with the following:
2.3.3 Weekly Purchasing. During the Term of this Agreement, Cardinal will use its best efforts to purchase Product weekly from Connetics based on the SKU Inventory Level. The Parties do not intend that any reduction in inventory shall be achieved by Cardinal’s return of Product to Connetics.

**	Portions of this exhibit have been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

5.	The first sentence of Article 4 of the Agreement is hereby deleted and replaced in its entirety with the following:
This Agreement shall remain in full force through December 31, 2006, unless terminated earlier in accordance with this Article 4.
6.	The remaining provisions of the Agreement shall continue in full force and effect as though fully set forth in this Amendment. Any conflict between the provisions of this Amendment and the Agreement shall be resolved in favor of this Amendment.
The Parties have duly executed this Amendment as of the day first written above.

CARDINAL HEALTH, INC.		CONNETICS CORPORATION

By:	/s/ Sidney Seller	By:	/s/ Greg Vontz

Name:	Sidney Seller	Name:	Greg Vontz

Title:	V.P. Strategic Purch.	Title:	President & COO